As filed with the Securities and Exchange Commission on July 6, 2007

Registration No. 333- __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8
Registration Statement
Under
The Securities Act of 1933
________________

CARDINAL HEALTH, INC.
(Exact name of registrant as specified in its charter)
Ohio	31-0958666
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7000 Cardinal Place, Dublin, Ohio	43017
(Address of Principal Executive Offices)	(Zip Code)

VIASYS Healthcare Inc. Equity Incentive Plan
(Full title of the plans)
_______________

     Ivan K. Fong, Esq.
Chief Legal Officer and Secretary
Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
(614) 757-5000
(Name, address and telephone number, including area code, of agent for service)

_______________

Copies to:
David A. Katz, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

_______________

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering price	aggregate offering	Amount of registration
registered	registered(1)	per share(2)	price(2)	fee(2)

Common Shares,	147,478	$70.58	$10,408,997.24	$319.56
without par value

(1)          Also includes an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the Plans.

(2)          The registration fee has been calculated pursuant to Rule 457(c) and (h) based on the average of the high and low sale prices on Friday, June 29, 2007 of the Company’s Common Shares, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

     On May 11, 2007, Cardinal Health, Inc., an Ohio corporation (the “Company”), Eagle Merger Sub, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and VIASYS Healthcare Inc., a Delaware corporation (“VIASYS”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into VIASYS (the “Merger”). In connection with the Merger, each option to acquire VIASYS common stock (each, a “VIASYS Option”) granted under the VIASYS Healthcare Inc. Equity Incentive Plan that was outstanding immediately prior to the effective time of the Merger (the “Effective Time”) was converted at the Effective Time into a vested option (each, a “Company Option”) to purchase common shares, without par value, of the Company (the “Company Common Shares”). This Registration Statement on Form S-8 registers the aggregate number of Company Common Shares that may be issued on the exercise of such Company Options.

PART I

     All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The information filed (but not information furnished) in the documents listed in (a) through (d) below is incorporated by reference in this Registration Statement. All information filed (but not information furnished) in documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been sold, or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 filed with the Commission on September 1, 2006, as updated by the Current Reports on Form 8-K filed April 26, 2007 and June 15, 2007 (second amendment to the Current Report on Form 8-K filed on April 26, 2007);

(b)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2006, December 31, 2006 and March 31, 2007 filed with the Commission on November 7, 2006, February 8, 2007 and May 8, 2007, respectively;

(c)	The Company’s Current Reports on Form 8-K filed on July 5, 2006 (Item 1.01 only), August 7, 2006 (Items 1.01, 5.02 and 9.01 only), August 10, 2006, October 4, 2006, November 6, 2006, November 13, 2006 (Items 5.02, 8.01 and 9.01 only), November 30, 2006 (Item 2.05 only), December 26, 2006 (Item 8.01 and Exhibit 99.02 only), January 25, 2007 (Items 1.01 and 8.01 only), January 31, 2007, March 6, 2007, April 16, 2007 (amendment to the Current Report on Form 8-K filed on November 30, 2006), April 23, 2007 (Item 8.01 only), April 26, 2007 (Current Report on Form 8-K reporting Items 8.01 and 9.01), April 30, 2007 (Item 2.05 only), April 30, 2007 (first amendment to the Current Report on Form 8-K filed on April 26, 2007), May 7, 2007, May 14, 2007, May 30, 2007, June 8, 2007, June 15, 2007 (second amendment to the Current Report on Form 8-K filed on April 26, 2007), June 21, 2007, June 29, 2007 and July 6, 2007; and

(d)	The description of the Company’s Common Shares contained in the Company’s Registration Statement on Form 8-A dated August 19, 1994, pursuant to Section 12 of the Exchange Act.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interest of Named Experts and Counsel.

     The legality of the Common Shares offered hereby has been passed upon for the Company by John M. Adams, Jr., Senior Vice President and Associate General Counsel of the Company. Mr. Adams is paid a salary by the Company and he participates in various employee benefit plans offered to its employees generally. Mr. Adams holds Company Common Shares and vested and unvested equity incentive awards with respect to Company Common Shares valued at greater than $50,000.

Item 6. Indemnification of Directors and Officers.

     Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors and other persons.

     Article 6 of the Company’s Restated Code of Regulations (“Code of Regulations”) contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code. The Code of Regulations provides for the indemnification of its officers, directors, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement with respect to any threatened, pending or completed action, suit or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of the Company or the shareholders of the Company or otherwise as provided in Section 1701.13(E) of the Ohio Revised Code, that: (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company; (b) in any action, suit or proceeding by or in the right of the Company, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to the Company; and (c) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in defense of any such action, suit or proceeding, such individual shall be indemnified against expenses reasonably incurred in connection therewith.

     The Company has entered into indemnification contracts with each of its directors and executive officers. These contracts generally: (i) confirm the existing indemnity provided to them under the Company’s Code of Regulations and assure that this indemnity will continue to be provided; (ii) provide that if the Company does not maintain directors’ and officers’ liability insurance, the Company will, in effect, become a self-insurer of the coverage; (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines and settlement amounts incurred by them in any action or proceeding on account of their service as a director, officer, employee or agent of the Company, or at the request of the Company as a director, officer, employee, trustee, fiduciary, manager, member or agent of another corporation, partnership, trust, limited liability company, employee benefit plan or other enterprise or entity; and (iv) provide for the mandatory advancement of expenses to the executive officer or director in connection with the defense of any proceedings, provided that the executive officer or director agrees to reimburse the Company for that advancement if it is ultimately determined that the executive officer or director is not entitled to indemnification for that proceeding under the contract. Coverage under the contracts is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct; (B) if a final court of adjudication determines that such indemnification is not lawful; (C) in respect of any suit in which judgment is rendered for violations of Section 16(b) of the Exchange Act or provisions of any federal, state or local statutory law; (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; (E) on account of conduct occurring prior to the time the executive officer or director became an officer, director, employee or agent of the Company or its subsidiaries; or (F) with respect to proceedings initiated or brought voluntarily by the executive officer or director and not by way of defense, except for proceedings brought to enforce rights under the indemnification contract.

     The Company maintains a directors’ and officers’ insurance policy that insures the officers and directors of the Company from claims arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Company.

Item 8. Exhibits.
Exhibit Number	Description of Exhibit
4(a)	Amended and Restated Articles of Incorporation of the Company, as
amended (1)
4(b)	Restated Code of Regulations of the Company (2)
5	Opinion of John M. Adams, Jr. as to legality of the Common Shares being registered
23(a)	Consent of Ernst & Young LLP
23(b)	Consent of John M. Adams, Jr. (included in opinion filed as Exhibit 5 hereto)
24	Power of Attorney (included in the signature page to this registration statement)
99	VIASYS Healthcare Inc. Equity Incentive Plan

(1)	Included as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 (File No. 1-11373) and incorporated herein by reference.

(2)	Included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (File No. 1-11373) and incorporated herein by reference.

Item 9. Undertakings.

A. The undersigned Company hereby undertakes:

     (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

     (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 6 above or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dublin, state of Ohio, on July 6, 2007.

CARDINAL HEALTH, INC.

By:	/s/ R. Kerry Clark
Name: R. Kerry Clark
Title: President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ivan K. Fong or Jeffrey W. Henderson and each of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto any such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that any such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on July 6, 2007.

Signature	Title

/s/ R. Kerry Clark	President, Chief Executive Officer
R. Kerry Clark	and Director (principal executive
officer)

/s/ Jeffrey W. Henderson	Chief Financial Officer (principal
Jeffrey W. Henderson	financial officer)

/s/ Stuart G. Laws	Vice President and Chief Accounting
Stuart G. Laws	Officer
(principal accounting officer)

Signature	Title

/s/ George H. Conrades	Director
George H. Conrades

/s/ Calvin Darden	Director
Calvin Darden

/s/ John F. Finn	Director
John F. Finn

/s/ Philip L. Francis	Director
Philip L. Francis

/s/ Robert L. Gerbig	Director
Robert L. Gerbig

/s/ J. Michael Losh	Director
J. Michael Losh

/s/ John B. McCoy	Director
John B. McCoy

/s/ Richard C. Notebaert	Director
Richard C. Notebaert

/s/ Michael D. O’Halleran	Director
Michael D. O’Halleran

/s/ David W. Raisbeck	Director
David W. Raisbeck

/s/ Jean G. Spaulding	Director
Jean G. Spaulding

/s/ Matthew D. Walter	Director
Matthew D. Walter

/s/ Robert D. Walter	Director
Robert D. Walter

EXHIBIT INDEX
Exhibit Number	Description of Exhibit
4(a)	Amended and Restated Articles of Incorporation of the Company, as
amended (1)
4(b)	Restated Code of Regulations of the Company (2)
5	Opinion of John M. Adams, Jr. as to legality of the Common Shares being registered
23(a)	Consent of Ernst & Young LLP
23(b)	Consent of John M. Adams, Jr. (included in opinion filed as Exhibit 5 hereto)
24	Power of Attorney (included in the signature page to this registration statement)
99	VIASYS Healthcare Inc. Equity Incentive Plan

(1)	Included as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 (File No. 1-11373) and incorporated herein by reference.

(2)	Included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (File No. 1-11373) and incorporated herein by reference.